Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 25, 2011, (except for the effects of the discontinued operations as discussed in Note O, to which the date is May 18, 2011) with respect to the consolidated financial statements of Concho Resources Inc. and subsidiaries included in the Current Report on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concho Resources Inc. on Forms S-3 (File No. 333-154737, effective October 24, 2008; File No. 333-161809, effective September 9, 2009; and File No. 333-170941, effective December 3, 2010) and on Form S-8 (File No. 333-145791, effective August 30, 2007).
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
May 18, 2011